State of Maryland
Department of Assessments and Taxation
Charter Division

Martin O'Malley
Governor
C. John Sullivan, Jr.
Director
Paul B. Anderson
Administrator

Date: 07/14/2008

OBER, KALER, GRIMES AND SHRIVER
DARLENE ZOELLER
120 EAST BALTIMORE ST.
BALTIMORE MD 21202-1643

THIS LETTER IS TO CONFIRM ACCEPTANCE OF THE FOLLOWING FILING:

ENTITY NAME	: WB CAPITAL MUTUAL FUNDS, INC.
DEPARTMENT ID	: D04015111
TYPE OF REQUEST	: ARTICLES OF AMENDMENT / NAME CHANGE
DATE FILED	: 07-14-2008
TIME FILED	: 04:16 PM
RECORDING FEE	: $100.00
EXPEDITED FEE	: $50.00
FILING NUMBER	: 1000361996690263
CUSTOMER ID	: 0002157926
WORK ORDER NUMBER	: 0001600964

PLEASE VERIFY THE INFORMATION CONTAINED IN THIS LETTER. NOTIFY THIS DEPARTMENT IN WRITING IF ANY INFORMATION IS INCORRECT. INCLUDE THE CUSTOMER ID AND THE WORK ORDER NUMBER ON ANY INQUIRIES.

Charter Division
Baltimore Metro Area (410) 767-1350
Outside Metro Area (888) 246-5941